Exhibit 99.1

NEWS

MEDIA ADVISORY	CH2M HILL Contact: John Corsi Phone: 720-286-2087 E-mail: john.corsi@ch2m.com VECO Contact: Tim Woolston Phone: 907-317-9454 E-mail: twoolston@nwstrat.com

CH2M HILL AND VECO REACH AGREEMENT ON TERMS OF ACQUISITION

DENVER, June 16, 2007 - CH2M HILL and VECO announced today that agreement has been reached on the terms of the acquisition of VECO by CH2M HILL.  The deal places a value of $463 million on VECO.

“We are delighted with this agreement,” said Ralph Peterson, Chairman and CEO of CH2M HILL. “We believe the CH2M HILL family will be a perfect home for VECO’s tremendous workforce.  Together, we will offer a unique range of value-creating services for our clients and incredible opportunities for our employee-shareholders.”

“This is a wonderful outcome for VECO.  When we look at CH2M HILL’s clients, their strong financial and global industry position, and their employee ownership model, it clearly is a natural fit for our business and workforce,” said Tammy Kerrigan, Chairwoman of VECO.

“I am extremely impressed by the quality of the VECO workforce and its dedication to top-notch safety performance, said Lee McIntire, President and COO of CH2M HILL.  “VECO and CH2M HILL bring complementary technical and project management skills that will benefit our clients and the communities we serve.”

The two companies signed a Letter of Intent for exclusive negotiations on May 15, 2007.  UBS represents CH2M HILL as lead financial advisor and Morrison & Foerster LLP serves as CH2M HILL’s legal counsel.  Kirkpatrick & Lockhart Preston Gates Ellis LLP served as VECO’s legal counsel for the transaction.  Deloitte & Touche serves as VECO’s financial advisor.  CH2M HILL and VECO are expected to finalize the details of the acquisition and a transition and integration plan by the end of August.

About CH2M HILL

Headquartered in Denver, Colo., employee-owned CH2M HILL is a global leader in engineering, construction, and operations for public and private clients. With $4.5 billion in revenue, CH2M HILL is an industry- leading program management, construction management for fee, and design firm, as ranked by Engineering News-Record (2006). The firm’s work is concentrated in the areas of transportation, water, energy, environment, communications, construction, and industrial facilities.  The firm has long been recognized as a most-admired company and leading employer by business media and professional associations worldwide. CH2M HILL has more than 19,000 employees in regional offices around the world.

About VECO Corporation

Serving oil and gas clients since 1968, VECO provides engineering, construction and field support services with over 4000 employees and major operations in Alaska, western Canada, the United States, Russia and the Middle East.  VECO currently provides services to the energy, resource and process industries and to the public sector throughout the world.  Incorporating more than 30 years of experience, extensive resources and top-notch personnel, VECO uses a solution-oriented and cost-conscious approach to expertly manage projects of all sizes.

###